Exhibit 99.2

Yotta Acquisition Corporation Announces Closing of
$100 Million Initial Public Offering

NEW YORK – April 22, 2022 – Yotta Acquisition Corporation (“YOTA”) announced today the closing of its initial public offering of 10,000,000 units. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $100,000,000, prior to deducting underwriting discounts and commissions and other offering expenses. Each unit consists of one share of common stock, one redeemable warrant to purchase one share of common stock at a price of $11.50 per share and one right to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “YOTAU” on April 20, 2022. After the securities comprising the units begin separate trading, the shares of common stock, warrants and rights are expected to be listed on Nasdaq under the symbols “YOTA,” “YOTAW” and “YOTAR,” respectively.

Chardan acted as sole book-running manager of the offering. YOTA has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 19, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Yotta Acquisition Corporation

YOTA is led by founder Hui Chen (CEO). YOTA is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region its target operates in, YOTA intends to focus on the high technology, blockchain, software and hardware, ecommerce, social media and other general business industries globally. The proceeds of the offering will be used to fund such business combination.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering, the anticipated use of the proceeds thereof, and the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. YOTA expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in YOTA’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Yotta Acquisition Corporation Contact:

Hui Chen

Chief Executive Officer

Yotta Acquisition Corporation

hchen@yottaac.com